                                                                               .
                                                                               .
                                                                               .


                                                                    Exhibit 12.1


TENARIS - DEBT TO TOTAL ASSETS RATIO

                                                    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                        2002           2001            2000
                                                    ------------    ------------    ------------
                                                                Thousands of U.S. Dollars
Total liabilities...............................      2,136,609      2,043,572        1,799,469
Total assets ...................................      4,017,446      3,837,954        3,644,537
                                                      ---------      ---------        ---------
RATIO ..........................................           0.53           0.53             0.49



DALMINE - NET LIABILITIES TO CAPITALIZATION RATIO


                                                     DECEMBER 31, 2002
                                                     -----------------
                                                     Thousands of euro
Cash and cash equivalents....................                2,504
Current liabilities..........................              467,051
Long-term debt...............................              230,692
Total liabilities and shareholders' equity...              913,187
                                                           -------
RATIO........................................                 0.76


                                      E-7